EXHIBIT 10.1

INDEMNITY AGREEMENT

Agreement dated as of August 1, 2009 by and between Textron Inc., a Delaware corporation (the "Corporation") and _____________________________ ("Indemnitee").

Indemnitee currently is serving as a Director of the Corporation, and the Corporation desires that Indemnitee continue to serve in such capacity.  Indemnitee is willing to continue to serve in such capacity if Indemnitee is adequately protected against the risks associated with such service.

In addition to the indemnification to which Indemnitee is entitled pursuant to the Amended and Restated By-Laws (“By-Laws”) of the Corporation, and as additional consideration for Indemnitee's continued service, the Corporation has furnished at its expense directors and officers liability insurance protecting Indemnitee in connection with such service.  Such insurance excludes or limits coverage for certain types of claims.

The Corporation and Indemnitee have concluded that the indemnities available under the Corporation's By-Laws and the insurance currently in effect need to be supplemented to more fully protect Indemnitee against the risks associated with Indemnitee's service to the Corporation.

In consideration of the premises and of the mutual agreements hereinafter set forth and Indemnitee’s continued service as a Director of the Corporation, the parties hereto agree as follows:

1. Definitions.

(a) Affiliate.  "Affiliate" means: any corporation, partnership, joint venture, limited liability company, trust or other entity controlling, controlled by or under common control with the Corporation.

(b) Change in Control.  "Change in Control" shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 5.01 of Form 8-K (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 and amendments thereto, or any similar successor statute whether or not the Corporation is then subject to this reporting requirement; provided, however, that a Change in Control shall be deemed to have occurred if: (i) any individual or entity becomes the beneficial owner (as defined in Rule 13d-3 under Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power of the Corporation's then-outstanding voting securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such individual or entity attaining such percentage, (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(c) Disinterested Director.  "Disinterested Director" shall mean a director who is not or was not a party to the Proceeding in respect of which indemnification is being sought by Indemnitee.

(d) Expenses.  "Expenses" shall mean without limitation, any expenses incurred in connection with the defense or settlement of any and all Proceedings, attorneys' fees, witness fees and expenses, fees and expenses of accountants and other advisors, retainers and disbursements and advances thereon, costs of investigation, costs of attachments and similar bonds, and any expenses of establishing a right to indemnification or advancement of Expenses under this Agreement, but shall not include the amount of any damages, judgments, fines, penalties or amounts paid in settlement by or on behalf of Indemnitee.

(e) Independent Legal Counsel.  "Independent Legal Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past two years has been, retained to represent:  (i) the Corporation or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term "Independent Legal Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(f) Proceeding.  "Proceeding" shall mean any threatened, asserted, pending or completed investigation, action, suit, claim or other proceeding of any kind whatsoever, and whether of a civil, criminal, administrative, legislative or investigative nature, including any arbitration or other alternative dispute resolution mechanism, or any appeal of any kind thereof, or any inquiry or investigation, whether instituted by the Corporation, any governmental agency or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism.

2. Rights to Indemnification.  The Corporation shall indemnify Indemnitee and Indemnitee's executors, administrators or assigns, to the fullest extent permitted by Delaware law in effect on the date hereof and as amended from time to time, if Indemnitee is or was a party or is threatened to be made a party to (or is or was a witness or other participant in) any Proceeding by reason of the fact that Indemnitee served as a Director of the Corporation or any Affiliate thereof or because of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or not done, or suffered or wrongfully attempted by Indemnitee in Indemnitee's capacity as a Director of the Corporation or any Affiliate thereof.  The payments that the Corporation will be obligated to make hereunder shall include (without limitation) damages, judgments, settlements, fines, penalties and Expenses, actually and reasonably incurred by Indemnitee in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful; provided, however, that the Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise that it is prohibited by applicable law from paying as indemnity or for any other reason.

3. Advancement of Expenses.  Expenses incurred by the Indemnitee in defending or investigating any Proceeding referred to in Section 2 hereof shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written undertaking by or on behalf of Indemnitee to repay any such amounts if it is ultimately determined, after a final adjudication (including all appeals), that Indemnitee is not entitled to indemnification under the terms of this Agreement.  Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of Disinterested Directors, even though less than a quorum, (2) by a committee of such Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, or (3) if there are no Disinterested Directors or such Disinterested Directors so direct, by Independent Legal Counsel in a written opinion, that, based upon the facts known to the Board of Directors, the committee or Independent Legal Counsel at the time such determination is made the Indemnitee acted in bad faith or in a manner that the Indemnitee did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the Indemnitee believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the Board of Directors, the committee or Independent Legal Counsel reasonably determines that the Indemnitee deliberately breached his or her duty to the Corporation or its stockholders.

4. Procedure for Obtaining Indemnification.  Upon written request by an Indemnitee for indemnification, the entitlement of Indemnitee to indemnification shall be determined in accordance with Section 5 hereof and such indemnification shall be paid in full within ninety days after a written request for indemnification has been received by the Corporation.  Such request shall include documentation or information which is necessary for such determination and which is reasonably available to the Indemnitee.  Notwithstanding the foregoing, to the extent that Indemnitee has been successful on the merits or otherwise in defense or investigation of any Proceeding or in the defense of any claim, issue or matter therein, or to the extent that indemnification has been ordered by a court, Indemnitee shall be deemed to be entitled to indemnification.

Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification hereunder and the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified.  If the person or persons empowered to make such determination pursuant to Section 5 hereof fail to make the requested determination with respect to indemnification within ninety days after a written request for indemnification has been received by the Corporation, a requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification.

The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

5. Determination of Conduct.  Any indemnification (except as provided by Section 4 hereof) shall be made by the Corporation only as authorized in the specified case upon a determination that indemnification of Indemnitee is proper under the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 2 of this Agreement.  Such determination shall be made by any of the following:  (i) the Board of Directors, by a majority vote the Disinterested Directors, even though less than a quorum, (ii) by a committee of such Disinterested Directors, designated by a majority vote of the Disinterested Directors, even though less than a quorum, (iii) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by Independent Legal Counsel in a written opinion, or (iv) by the stockholders, with the shares owned by Indemnitee not being entitled to vote thereon, or (v) in the event that a Change in Control has occurred, by Independent Legal Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee.

Independent Legal Counsel shall be selected by the Board of Directors and approved by Indemnitee (which approval shall not be unreasonably withheld); provided, however, that if a Change in Control has occurred, Independent Legal Counsel shall be selected by Indemnitee and approved by the Corporation (which approval shall not be unreasonably withheld).  The Corporation agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such Independent Legal Counsel against any and all expense (including attorneys' fees), liability and loss arising out of or relating to this Agreement or the engagement of the Independent Legal Counsel pursuant hereto.

6. Procedure for Obtaining Advances.  The advances to be made pursuant to Section 3 hereof shall be paid in full within thirty days after a written request for payment of advances has been received by the Corporation.  Such request shall reasonably evidence the Expenses incurred by Indemnitee.

7. Failure to Pay Requests.  If Indemnitee properly makes a request for indemnification or advancement under this Agreement and (a) a request for indemnification under this Agreement is not paid by or on behalf of the Corporation within ninety days after a written request has been received by the Corporation, (b) a determination is made pursuant to Section 5 hereof that Indemnitee is not entitled to indemnification, or (c) advances are not paid in full by or on behalf of the Corporation within thirty days after a written request for payment of advances has been received by the Corporation, Indemnitee or Indemnitee’s executors, administrators or assigns may at any time thereafter bring suit against the Corporation to recover the unpaid amount of any claim for indemnification or advances and, if successful in whole or in part, Indemnitee shall also be entitled to be paid the Expenses actually and reasonably incurred in connection with prosecuting such claim.

Without limitation of the foregoing, the Indemnitee may at any time apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification by the Corporation under this Agreement.  The basis of such indemnification shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances and is permitted under applicable law and this Agreement.  No contrary determination by the Board of Directors of the Corporation (or any committee thereof), Independent Legal Counsel or the stockholders of the Corporation, nor the absence of any determination by the Board of Directors of the Corporation (or any committee thereof), Independent Legal Counsel or the stockholders of the Corporation, shall be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 7 shall be given to the Corporation promptly upon the filing of such application.  If successful, in whole or in part, Indemnitee shall be entitled to be paid the expense of prosecuting such application.

If a determination is made or deemed to have been made under the terms of this Agreement that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable.  In any suit brought by Indemnitee to enforce a right to indemnification or advancement of Expenses hereunder, or by the Corporation to recover an advancement of Expenses, the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of Expenses, shall be on the Corporation.

8. Subrogation.  In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.  The Corporation shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

9. Exceptions to Corporation’s Obligations.  Except to the extent required under Section 3 of this Agreement, the Corporation shall not be liable under this Agreement:
(a) To indemnify or advance amounts to Indemnitee in connection with any action, suit or proceeding initiated or brought voluntarily by Indemnitee and not by way of defense, unless said action, suit or proceedings were authorized by the Board of Directors of the Corporation or brought by Indemnitee to enforce rights under this Agreement.
(b) To indemnify Indemnitee in connection with any Proceeding brought by or on behalf of the Corporation against Indemnitee that is authorized by the Board of Directors of the Corporation, except as provided in Section 3 hereof.
(c) To indemnify Indemnitee for any amounts for which payment is actually made to Indemnitee under an insurance policy maintained by the Corporation or its Affiliate, except in respect of any excess beyond the amount of payment under such insurance;
(d) To indemnify Indemnitee for any amounts for which Indemnitee has actually received payment by the Corporation or its Affiliate otherwise than pursuant to this Agreement;
(e) To indemnify Indemnitee for liability based upon or attributable to Indemnitee gaining any personal profit or advantage to which Indemnitee was not legally entitled, provided, however, that notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought alleging that the Indemnitee gained any personal profit or advantage to which Indemnitee was not legally entitled, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that Indemnitee gained any such personal profit or advantage;
(f) To indemnify Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Corporation within the meaning of Section l6(b) of the Securities Exchange Act of l934 and amendments thereto or similar provisions of any state statutory law or common law; or
(g) To indemnify Indemnitee for liability brought about or contributed to by the dishonesty of Indemnitee; provided, however, that notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought alleging dishonesty on the part of Indemnitee, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that Indemnitee committed acts of active and deliberate dishonesty with actual dishonest purpose and intent.

10. Right to Rely on Experts. Notwithstanding anything to the contrary herein, Indemnitee shall be entitled to indemnification for any action or omission to act undertaken (a) in good faith reliance upon the records of the Corporation, including its financial statements, or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Corporation or any of its Affiliates in the course of their duties, or by committees of the board of directors of the Corporation, or by any other Person as to matters Indemnitee reasonably believes are within such other Person's professional or expert competence, or (b) on behalf of the Corporation in furtherance of the interests of the Corporation in good faith in reliance upon, and in accordance with, the advice of legal counsel or accountants, provided such legal counsel or accountants were selected with reasonable care by or on behalf of the Corporation.  In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Corporation shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.

11. Approval of Settlement.  The Corporation shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Corporation's prior written approval.  The Corporation shall not settle any Proceeding in any manner that would impose any penalty or limitation on or disclosure obligation with respect to Indemnitee without Indemnitee's prior written approval.  Neither the Corporation nor Indemnitee shall unreasonably withhold its approval of any proposed settlement.

12. Scope.  In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Delaware corporation to indemnify or advance expenses to an Indemnitee, such changes shall be, ipso facto, within the purview of Indemnitee's rights and the Corporation's obligations under this Agreement.  In the event of any change in any applicable law, statute, or rule which narrows the right of a Delaware corporation to indemnify or advance expenses to and Indemnitee, such changes, except to the extent otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder.

13. Non-Exclusivity; Continuation of Rights.  The rights provided under this Agreement shall not be deemed exclusive of any rights to which an Indemnitee may be entitled under the Corporation's Restated Certificate of Incorporation, its By-Laws, any agreement, any vote of stockholders or Disinterested Directors, the Delaware General Corporation Law, or otherwise, both as to action in Indemnitee's official capacity and as to action in another capacity while holding such office.  The rights provided under this Agreement shall continue as to Indemnitee for an action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any Proceeding.  No amendment or alteration of the Corporation’s Restated Certificate of Incorporation, By-Laws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

14. Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the amounts actually or reasonably incurred by Indemnitee in connection with a Proceeding, or in connection with any suit brought by Indemnitee to enforce a right to indemnification or advancement of Expenses under this Agreement, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for that portion of such amount to which Indemnitee is entitled.

15. Notice.  Indemnitee shall give to the Corporation notice in writing as soon as practicable after receipt by Indemnitee of notice of any claim made against Indemnitee for which indemnification or advancement of Expenses will or could be sought under this Agreement; provided, however, that the failure to notify the Corporation shall not relieve the Corporation of any liability to Indemnitee that it may have under this Agreement. Notice to the Corporation shall be directed to Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, attention:  Corporate Secretary (or such other address as the Corporation shall designate in writing to Indemnitee).  Notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked.  In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably request.

16. Prior Agreements.  This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by the parties.  This Agreement shall supersede and replace any prior indemnification agreements entered into by and between the Corporation and Indemnitee and any such prior agreements shall be terminated upon execution of this Agreement.

17. Agreement to Serve.  Indemnitee agrees to continue to serve as a Director of the Corporation to the best of Indemnitee's ability until the expiration or earlier termination of Indemnitee's term of office or until Indemnitee tenders his or her resignation in writing.

18. Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with Delaware law, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware, and without regard to choice of law principles.  The Corporation and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or related to this Agreement and agree that ay action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

19. Successors and Assigns.  This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors and personal and legal representatives and estate of Indemnitee.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Corporation or any of its Affiliates.

20. Separability; Waiver. If any provision or provisions of this Agreement shall be held to be invalid, illegal, avoidable or unenforceable for any reason whatsoever (a) the validity, legality, unavoidability and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, avoidable or unenforceable, that are not by themselves invalid, illegal, avoidable or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal, avoidable or unenforceable, that are not by themselves invalid, illegal, avoidable or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to Indemnitee to the fullest enforceable extent.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:		TEXTRON INC.

By:

(Name of Indemnitee)